Ex. 99.28(d)(23)(xiv)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend the Agreement to incorporate the following changes effective April 26, 2021, as approved by the Board of Trustees of the Trust:

1. Sub-Adviser Appointment (and corresponding fee schedule)

—	Appointment of Sub-Adviser to provide sub-investment advisory services to the JNL/Goldman Sachs 4 Fund, an existing fund of the Trust; and

2. Removal of the following Funds (and corresponding fee schedules)

—	JNL/Goldman Sachs Competitive Advantage Fund (which has been reorganized into the JNL/Vanguard U.S. Stock Market Index Fund thereby terminating the Agreement with respect to the JNL/Goldman Sachs Competitive Advantage Fund);

—	JNL/Goldman Sachs Dividend Income & Growth Fund (which has been reorganized into the JNL/Vanguard U.S. Stock Market Index Fund thereby terminating the Agreement with respect to the JNL/Goldman Sachs Dividend Income & Growth Fund);

—	JNL/Goldman Sachs International 5 Fund (which has been reorganized into the JNL/Mellon International Index Fund thereby terminating the Agreement with respect to the JNL/Goldman Sachs International 5 Fund);

—	JNL/Goldman Sachs Intrinsic Value Fund (which has been reorganized into the JNL/Vanguard U.S. Stock Market Index Fund thereby terminating the Agreement with respect to the JNL/Goldman Sachs Intrinsic Value Fund); and

—	JNL/Goldman Sachs Total Yield Fund (which has been reorganized into the JNL/Vanguard U.S. Stock Market Index Fund thereby terminating the Agreement with respect to the JNL/Goldman Sachs Total Yield Fund).

Whereas, the Parties have also agreed to amend Section 17. “Notice.”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1

1)	Section 17. “Notice.” shall be deleted and replaced, in its entirety, with the following:

17.       Notice.

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	Goldman Sachs Asset Management, L.P.
200 West Street
37th Floor
New York, NY 10282
Attention: Marci Green
Email address: marci.green@gs.com

With a copy to:
Goldman Sachs Asset Management, L.P.
200 West Street
15th Floor
New York, NY 10282
Attention: Legal Department

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 26, 2021.

Jackson National Asset Management, LLC		Goldman Sachs Asset Management, L.P.

By:	/s/ Emily J. Bennett	By:	/s/ Marci Green
Name:	Emily J. Bennett	Name:	Marci Green
Title:	Assistant Vice President and Associate General Counsel	Title:	Managing Director

2

Schedule A

Dated April 26, 2021

Funds
JNL/Goldman Sachs 4 Fund
JNL/Goldman Sachs Managed Growth Fund [1]
JNL/Goldman Sachs Managed Conservative Fund [1]
JNL/Goldman Sachs Managed Moderate Growth Fund [1]
JNL/Goldman Sachs Managed Moderate Fund [1]
JNL/Goldman Sachs Managed Aggressive Growth Fund [1]

1)	The “JNL Goldman Sachs Managed Funds” - the underlying funds available for investment by these funds of funds are limited to the funds offered on the Adviser’s platform; provided that to the extent any underlying funds on the Adviser’s platform are funds managed by the Sub-Adviser (“GSAM Funds”), the Sub-Adviser will only recommend an investment be made by a JNL Goldman Sachs Managed Fund in a GSAM Fund if it is the only available option to such JNL Goldman Sachs Managed Fund for a particular asset or sub-asset class.

A-1

Schedule B

Dated April 26, 2021

(Compensation)

Funds
JNL/Goldman Sachs Managed Growth Fund
JNL/Goldman Sachs Managed Conservative Fund
JNL/Goldman Sachs Managed Moderate Growth Fund
JNL/Goldman Sachs Managed Moderate Fund
JNL/Goldman Sachs Managed Aggressive Growth Fund
Assets	Annual Rate
$0 to $8 Billion Over $8 Billion	0.02% 0.01%

The assets of the funds listed above are aggregated for purposes of calculating the sub-advisory fee.

Fund
JNL/Goldman Sachs 4 Fund
Assets	Annual Rate
$0 to $1 Billion $1 Billion to $3 Billion Over $3 Billion	0.08% 0.07% 0.05%

B-1